As filed with the Securities Exchange Commission on October 2, 2025

Registration No. 333-288683

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Amendment No. 1

to

INTERACTIVE STRENGTH INC.

(Exact name of registrant as specified in its charter)

Delaware	82-1432916
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1005 Congress Avenue, Suite 925

Austin, TX 78701

(512) 885-0035

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Trent A. Ward

Chief Executive Officer

Interactive Strength Inc.

1005 Congress Avenue, Suite 925

Austin, TX 78701

(512) 885-0035

(Address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Joseph M. Lucosky, Esq. Steven A. Lipstein, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 (732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. :

Large-Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 2, 2025.

PROSPECTUS

INTERACTIVE STRENGTH INC.

12,978,869 Shares of Common Stock offered by the Selling Stockholders

This prospectus relates to the offering and resale by the selling stockholders named in the “Selling Stockholders” section of this prospectus (collectively, the “Selling Stockholders”) of 12,978,869 shares (the “Shares”) of common stock, $0.0001 par value (“Common Stock”) of Interactive Strength Inc. (the “Company”) consisting of (i) 7,343,179 shares of Common Stock issuable pursuant to senior secured convertible exchangeable notes (the “Notes”) issued by the Company and its wholly-owned subsidiary, Interactive Strength Treasury LLC (the “Treasury Subsidiary”) on June 13, 2025 in the aggregate principal amount of $55,555,555 (based on 1.25 times the quotient of the conversion amount of $55,555,555 ($33,333,333 as to the Note held by one Selling Stockholder and $22,222,222 as to the Note held by one Selling Stockholder) and the conversion price of $9.457), (ii) 2,407,704 shares of Common Stock issuable pursuant to senior secured convertible notes issued by the Company in the aggregate principal amount of $3,000,000 (with each of the three (3) senior secured convertible notes having a principal amount of $1,000,000 and having an underlying share amount of 802,568 shares of Common Stock) (based on the principal amount and the floor price of $1.246), (iii) 370,844 shares of Common Stock issuable pursuant to senior secured convertible notes issued by the Company in the principal amount of $290,000 (based on the principal amount and the conversion price of $0.782), and (iv) 2,857,142 shares of Common Stock issuable pursuant to senior secured convertible notes issued by the Company in the aggregate principal amount of $2,000,000 (with each of the two (2) senior secured convertible notes having a principal amount of $1,000,000 and having an underlying share amount of 1,428,571 shares of Common Stock) (based on the principal amount and the floor price of $0.70).

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Shares in a number of different ways, at varying prices, and through public or private transactions. See “Plan of Distribution” beginning on page 26 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

Unless otherwise indicated, all share numbers and per share totals have been adjusted to reflect the two reverse stock splits effected in 2024 and the 1 for 10 reverse stock split effected on June 27, 2025.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “TRNR.” On October 1, 2025, the closing price as reported on the Nasdaq Capital Market was $3.58 per share.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus, contained in the other documents that are incorporated by reference into this prospectus, or contained any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, if any, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

The Selling Stockholders are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Interactive Strength,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Interactive Strength Inc. and its wholly owned operating subsidiaries, Interactive Strength Limited (UK), Interactive Strength, Inc. (Taiwan), Interactive Strength Treasury LLC, and Wattbike (Holdings) Limited unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, principally in the section entitled “The Company.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://interactivestrength.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

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Our Quarterly Report on Form 10-Q for the period ended March 31, 2025 filed with the SEC on May 19, 2025 and our Quarterly Report on Form 10-Q for the period ended June 30, 2025 filed with the SEC on August 14, 2025.
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Our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2024, filed with the SEC on March 31, 2025 and April 30, 2025;
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Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 21, 2025, January 29, 2025, February 3, 2025, February 4, 2025, February 5, 2025, February 14, 2025, March 3, 2025, March 7, 2025, March 7, 2025, March 11, 2025, March 12, 2025, April 4, 2025, April 11, 2025, April 18, 2025, April 23, 2025, May 2, 2025, May 27, 2025, May 29, 2025, June 5, 2025, June 10, 2025, June 11, 2025, June 12, 2025, June 20, 2025, July 2, 2025, July 8, 2025, July 11, 2025, July 25, 2025, August 8, 2025, August 27, 2025, September 17, 2025, September 23, 2025 and September 30, 2023 (in each case, except for information contained therein which is furnished rather than filed); and
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The description of the Common Stock contained in our registration statement on Form 8-A12B filed with the SEC on February 2, 2023.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Interactive Strength Inc.
1005 Congress Avenue, Suite 925

Austin, TX 78701

Telephone: (512) 885-0035

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Business Overview

Interactive Strength Inc. is the parent company of two leading brands serving the commercial and at-home markets with specialty fitness equipment and virtual training: CLMBR and FORME. CLMBR manufactures vertical climbing equipment and provides a unique digital and on-demand training platform. FORME is a hardware manufacturer and digital fitness service provider that combines award-winning smart gyms with live 1:1 personal training (from real humans) to deliver an immersive experience. The combination of technology with expert training leads to better outcomes for both consumers and trainers alike. CLMBR and FORME offer unique fitness solutions for both the commercial and at-home markets.

Our revenue is primarily generated from the sale of our connected fitness hardware products and associated recurring membership revenue. As we launched our first connected fitness hardware product in July 2021, we began generating revenue from sales of our products starting in the second half of 2021.

During the years ended December 31, 2024 and 2023, we generated total revenue of $5.4 million and $1.0 million, respectively, and incurred net losses of $(34.9) million and $(51.4) million, respectively. As we generated recurring net losses and negative operating cash flow during the research and development stage of the FORME Studio and FORME Studio Lift products, we have funded our operations primarily with gross proceeds from the sales of convertible preferred stock, the issuance of convertible notes, the issuance of promissory notes, and the issuance of Common Stock.

Business Model and Growth Strategy

Acquire complementary businesses that generate attractive synergies

We acquired CLMBR, Inc. (“CLMBR”) in February 2024 and Wattbike (Holdings) Limited (“Wattbike”), a UK-based indoor-performance bike business, on July 1, 2025 and we believe that there are other compelling businesses to be acquired. We expect that we will be able to acquire revenue-generating businesses, which would generate higher earnings and cashflow through synergies with our existing business. Our team has significant experience in M&A and we are one of the few companies in our industry with a public currency, which we believe makes us an attractive acquiror.

Leverage well established equipment distributors to scale in commercial channels

We have high value partnerships with distributors, including Woodway, to sell CLMBR and FORME products into a variety of commercial environments. These relationships allow us to leverage the sales knowledge, relationships and specialization of third parties to accelerate our sales initiatives. Importantly, this construct allows us to make the vast majority of our sales related expenses variable, as we typically pay commissions only when units are sold.

Expand into new geographies

We intend to expand the international reach of our product and service offerings. We are currently working with Sportstech Brands Holding GmbH, a direct-to-consumer fitness brand in Germany and across Europe, towards a possible acquisition or a partnership. We plan to continue to pursue disciplined international expansion by targeting countries with high fitness penetration and spend, as well as the presence of boutique fitness, and where we believe both CLMBR, FORME and Wattbike’s value propositions will resonate.

Increase uptake of add-on services through compelling member experience

We intend to increase uptake of our add-on memberships and services by providing a compelling member experience focused on introducing our members to the variety of services available on our platform and specifically, the value-added benefits of our coaching and personal training offering. We believe our ability to provide service offerings at a number of price points will serve as a valuable lever for growth by increasing overall service revenues over time.

Reduce the cost of personal training and expand addressable market without sacrificing quality

We intend to continue to explore ways to leverage our products, technology, and proprietary trainer education platform to bring the cost of coaching down incrementally, while maintaining an unwavering focus on the quality of the coaching experience we deliver to our members. This strategy is key to our medium- to long-term objectives, as we believe we can expand the addressable market for coaching services by reducing the per session cost and increasing accessibility of expert coaching services through our hardware and mobile experiences.

Build out partnership ecosystem

We intend to continue to build our strategic partner ecosystem with a focus on relationships that enable us to extend our platform to new audiences. We are pursuing opportunities in a number of attractive verticals, including sports, physical therapy and rehabilitation, and telemedicine. We are continuously identifying and evaluating opportunities to apply our coaching know-how in new and innovative ways to expand our reach and impact.

Expand corporate wellness

We intend to expand our recently launched corporate wellness initiative. Historically, corporate wellness programs were generally one-size-fits-all solutions for employees, such as corporate gyms. The rise of the hybrid workforce has made robust corporate wellness both an imperative and a challenge for many companies. We believe our comprehensive product portfolio makes us a better fit for modern corporate wellness programs than many existing alternatives. Our solution enables corporations to provide all of their employees with a coaching platform regardless of whether they work from home, in the office, or both. Our multi-pronged service offering also provides a new level of customization that can be adapted to employees at virtually all levels of tenure.

Digital Asset Treasury Strategy

On June 10, 2025, the Company and the Treasury Subsidiary sold and, on the June 13th closing date, issued, for $50 million, the Notes which are both (a) convertible into shares of Common Stock and (b) exchangeable into the utility tokens and key medium of exchange on the Fetch.ai network (“FET”). The registration statement of which this prospectus forms a part is being filed to register the Shares pursuant to the registration rights agreement entered into by the parties in connection with the sale of the Notes.

The Company used approximately $47.25 million to purchase FET tokens for the benefit of Interactive Strength Treasury LLC.

In addition, each investor in the Notes transaction has the right to require the Company and the Treasury Subsidiary to issue additional senior secured convertible exchangeable notes, up to an aggregate principal amount of an additional $444,444,445.

Asset appreciation of the FET could be a future source of Company revenue.

FET Use Case

FET(ASI) extends its utility by integrating with key AI and blockchain projects. These integrations create engaging token demand, whether for paying upgrades, taxing marketplace transactions, or accessing premium features. By embedding these utilities directly into the ecosystem’s core functionalities, the integrations not only enhance usability but also ensure consistent token demand, contributing to a sustainable economic model.

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Fetch.ai: Powers agent-based interactions, enabling efficient registration, discovery, and communication between autonomous AI agents. This ensures seamless operation within agent-based economies.

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Ocean Protocol: Supports data farming by enabling FET (ASI) staking to incentivize decentralized data pool creation. These pools facilitate data monetization and simplify AI model access to valuable datasets, creating a sustainable demand for tokens as they are utilized for staking, access, and transaction purposes.
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SingularityNET Marketplace: Facilitates access to decentralized AI services, allowing AI models, machines, and agents to actively participate in a thriving marketplace. This integration fosters innovation by making AI services more accessible and scalable.
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CUDOS Compute: Offers decentralized cloud computing, democratizing access to scalable computational resources. FET (ASI) staking within CUDOS reduces compute costs, making high-performance AI development more accessible to developers and enterprises.

As new tools for AI creation, training, and deployment are rolled out, the FET (ASI) token will serve as the backbone for transactions, payments, and access to decentralized resources. Agent-based products, AI models, and compute networks will leverage FET (ASI) for payment aggregation, data brokering, and smart contract execution—further underscoring the token’s integral role within a holistic AI and blockchain ecosystem.

FET Tokenomics

A key feature of FET (ASI) is its adaptive tokenomics, driven by the interplay of token sinks and faucets. Token sinks, such as delegating to a validator (staking) and agent registration, ensure sustained demand and value stability, while faucets, including rewards mechanisms, promote healthy circulation and ecosystem participation. This adaptive structure ensures the token’s responsiveness to the evolving needs of the ecosystem, amplifying its utility as the roadmap progresses. As the ASI Alliance executes its roadmap, the utility of FET (ASI) is poised to grow, aligning with the broader vision of advancing decentralized AI innovation and offering a unified token to work within the ASI ecosystem.

FET, now known as Artificial Superintelligence Alliance (FET) following the 2024 token merger, exhibits specific tokenomic characteristics:

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Past and Current Supply of FET: The original FET token, along with SingularityNET (“AGIX”) and Ocean Protocol (“OCEAN”) tokens, have merged into a single token under the FET ticker, now representing the ASI. Post-merger, the total supply of the unified token is set at approximately 2.714 billion tokens as of August 21, 2025. The circulating supply is approximately 2.37 billion tokens, representing approximately 87.3% of the total supply.
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Creation of New FET: While the merger has consolidated the supply, the primary mechanism for new token creation post-merger is expected to be through staking rewards, incentivizing network participation and liquidity provision for decentralized AI services.
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Burn Mechanism: The ASI has introduced an"Earn-and-Burn" mechanism designed to create a deflationary environment. A portion of the fees generated through ASI's services is burned, permanently removing tokens from circulation. Through August 21, 2025, ASI has conducted one burn of 5 million tokens with such tokens having a total value of approximately $6.5 million with future burns of up to a total of 100 million tokens having been announced.
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Amount of FET Locked Up and Unlocking Schedule: During the merger, converted tokens from AGIX and OCEAN follow a 180-day vesting schedule to discourage short-term speculation and prevent a sudden market influx. Specific details on the exact amounts currently locked up and their precise unlocking schedules beyond this initial vesting period are generally available within the public documentation of the ASI. 109,534,770 FET tokens are locked up, which represents 4.04% of the maximum supply of 2,714,493,897 FET tokens. The unlocking schedule is not determined, but it will not be completed until December 28, 2050.
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Inflationary or Deflationary Mechanism: The FET tokenomics incorporate both inflationary and deflationary elements. Staking rewards contributes to inflation by introducing new tokens into circulation.

Conversely, the "Earn-and-Burn" mechanism, when fully implemented, will act as a deflationary force by permanently removing tokens from the circulating supply, aiming to increase the scarcity and value of the remaining tokens over time. The overall balance between these mechanisms will determine the long-term inflationary or deflationary trend.

FET Ecosystem

The FET ecosystem is a decentralized network focused on artificial intelligence, built upon the foundation of the combined Fetch.ai, SingularityNET, and Ocean Protocol projects. The ecosystem enables the development and deployment of decentralized AI applications and autonomous agents. Key components include:

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Fetch.ai is building the foundation for a more intelligent, autonomous, and interconnected digital economy, powered by open systems, privacy-preserving design, and Web3-native architecture.
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Today, Fetch.ai has expanded from a developer-focused infrastructure company into a multi-layered AI ecosystem serving businesses, consumers, and builders alike. Through interoperable tools, real-world agent deployment, and a commitment to decentralization, Fetch.ai is reimagining how people and agents work together, unlocking the next generation of AI-native applications and services.
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At the core of the Fetch.ai ecosystem is ASI:One, the first large language model (LLM) purpose-built for agentic AI in Web3. ASI:One enables both developers and end-users to interact with intelligent agents through natural language, transforming how complex tasks are executed across a wide range of use cases, from mobility and finance to energy, commerce, and personal automation.
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ASI:One connects seamlessly with Agentverse, Fetch.ai’s modular development and deployment platform for autonomous agents. Agentverse allows developers to easily build, customize, and launch AI agents that can search, negotiate, transact, and act on behalf of users, creating new pathways for automation, productivity, and economic coordination.
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Community and Governance: The ecosystem fosters a community of developers, users, and stakers. While a governing council initially steers the vision, voting power is designed to open up to all ASI holders over time, allowing community proposals for upgrades and fund allocation.

FET Token Lifecycle

The lifecycle of the FET token can be understood through its various stages and uses:

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Creation/Issuance: Tokens are initially issued either through the merger process (converting legacy tokens) or through staking rewards.
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Acquisition: Users acquire FET through open market purchases on centralized or decentralized exchanges, or by participating in staking programs.
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Deployment/Staking: Developers deposit FET to deploy agents onto the network, enabling them to operate. Users stake FET to secure the network and earn rewards.
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Transaction/Exchange: FET is used as the medium of exchange for micro-payments between agents for data or services. It also covers network transaction fees.
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Burning: A portion of fees generated within the ecosystem is burned, permanently removing FET from circulation, contributing to its deflationary mechanism.
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Governance (Future): As governance decentralizes, FET holders will utilize their tokens to vote on proposals, allocate development funds, and influence the direction of the ecosystem.
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Liquidity: Tokens are held in liquidity pools on decentralized exchanges to facilitate trading.

Our Treasury Strategy

Our treasury strategy, managed by our wholly-owned subsidiary, Interactive Strength Treasury LLC, is designed to generate profit through a strategic allocation to digital assets, specifically the FET token. The material aspects of this strategy are as follows:

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Strategic Allocation to AI-Focused Digital Assets: We have made a deliberate decision to allocate a significant portion of our treasury to FET tokens, recognizing the transformative potential of decentralized AI and the Fetch.ai ecosystem. We believe that FET, as a leading AI digital asset, offers a compelling opportunity for capital appreciation given its foundational role in powering autonomous AI agents and its position within the rapidly expanding AI market.
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Long-Term Holding Horizon: Our primary intent is to hold FET tokens as a long-term strategic reserve asset. We are not engaging in short-term trading or speculative activities with our core treasury holdings. Our conviction is based on the anticipated growth and adoption of decentralized AI technologies over an extended period.
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Active Management and Monitoring: While our horizon is long-term, we will actively monitor market conditions, technological developments within the Fetch.ai ecosystem, regulatory changes, and broader cryptocurrency market trends. This monitoring will inform any necessary adjustments to our strategy, including potential opportunities to acquire additional FET or, in unforeseen circumstances, to divest if fundamental changes undermine our investment thesis.
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Potential for Yield Generation: While not our immediate primary focus, we may explore opportunities to generate yield from our FET holdings through secure and reputable staking protocols or other decentralized finance (DeFi) mechanisms, provided such opportunities align with our risk tolerance and do not compromise the security or liquidity of our principal investment. Any such initiatives would be subject to thorough due diligence and risk assessment.
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Diversification within Digital Assets: While FET is our initial primary focus, we may consider diversifying our digital asset holdings in the future to include other promising AI-focused tokens or digital assets that meet our stringent criteria for fundamental strength, utility, and growth potential.
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Enhanced Shareholder Value: We intend to generate profit through this strategy by capitalizing on the anticipated appreciation in the value of FET tokens, thereby enhancing shareholder value. Our investment is premised on the belief that the intrinsic utility and adoption of the Fetch.ai platform will drive demand and increase the market price of FET over time.

FET Custody Arrangements

The custody arrangements for our FET holdings are designed to ensure the highest level of security and mitigate risks associated with digital asset storage. We utilize BitGo, a global leader in digital asset custody solutions.

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Institutional-Grade Security: BitGo provides institutional-grade custody services, which typically include multi-signature wallets, cold storage solutions (offline storage of private keys), and robust internal controls and security protocols. All of our assets are held in multi-signature wallets and the keys are held in cold storage.
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Multi-Signature Wallets: Our FET tokens are held in multi-signature wallets, requiring multiple pre-approved keys to authorize any transaction. This prevents any single point of failure and significantly reduces the risk of unauthorized access.
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Insurance: BitGo offers insurance coverage for assets held in their custody, providing an additional layer of protection against certain risks, such as theft or loss due to security breaches within their systems. We have reviewed the terms of such coverage to understand its scope and limitations.
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Our digital assets are custodied with BitGo, which holds an insurance policy of $250 million for all wallets for which BitGo holds all private keys, and covers events where those keys are stolen, lost, or misused by BitGo. BitGo’s coverage is shared by other custody customers and could be insufficient for our losses, but the cost of incremental insurance is prohibitive, so we are comfortable with the coverage and the security at BitGo, with no single point of failure and multi-signature wallets.
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Regulatory Compliance: BitGo is a regulated entity, which provides an additional level of assurance regarding their operational standards and commitment to compliance with relevant financial regulations.
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BitGo is a South Dakota-chartered trust company regulated by the South Dakota Division of Banking. Accordingly, BitGo’s trust company operations are subject to South Dakota banking laws and regulations, including requirements relating to capital, recordkeeping, examination, and fiduciary activities. BitGo is not a bank insured by the Federal Deposit Insurance Corporation and is not subject to federal banking supervision.
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Segregation of Assets: Our assets are segregated within BitGo's custody system, ensuring that our holdings are clearly identifiable and distinct from other clients' assets.

We regularly review our custody arrangements and the security practices of our chosen custodian to ensure they meet our stringent requirements for the safeguarding of our digital assets.

Factors Affecting Our Performance

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following:

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We have a limited operating history; and our past financial results may not be a reliable indicator of our ability to successfully establish our product and service offerings in the marketplace, or of our future performance, and our revenue growth rate is likely to slow as our business matures.
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We derive a significant majority of our revenue from sales of our Forme Studio and Forme Lift equipment and if sales of our Forme Studio and Forme Lift equipment decline, it would materially and negatively affect our future revenue and results of operations.
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Our membership revenue is largely dependent on our ability to sell our Forme Studio equipment and if sales of our Forme Studio equipment decline, our membership revenue would decline, and it would materially and negatively affect our future revenue and results of operations. Similarly, we may be unable to attract and retain members, which could have an adverse effect on our business and rate of growth.
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If we fail to compete successfully against existing and future competitors, we may fail to obtain a meaningful market share, which in turn would harm our business, financial condition, and results of operations.
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Increases in component and equipment costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and negatively impact our business, financial condition, and results of operations.
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The sufficiency of our liquidity and capital resources, and our ability to obtain additional funding as needed for our operations and to execute on our strategy.
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Our ability to execute or realize the anticipated benefits of any strategic acquisition or transaction.
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If the FET do not rise in value, it would materially and negatively affect our results of operations.

We have experienced, and expect to continue to experience, some disruptions to parts of our supply chain, including procuring necessary components or parts in a timely fashion, with suppliers increasing lead times or placing products on allocation and raising prices. In addition, disruptions to commercial transportation infrastructure have increased delivery times for materials and components or parts of our fitness equipment, and has impacted, and could in the future impact, our ability to timely deliver our products to customers. These supply chain disruptions have not materially affected our business outlook and goals or our operating results, including our sales, revenue, or liquidity or capital resources, and we have not implemented any mitigation efforts to date as a result. However, we cannot predict the impact to us of any future or prolonged supply chain disruptions or any mitigation efforts we may take going forward. For example, as a result of these supply chain disruptions, we may be required to increase customer order lead times and place some products on allocation. In addition, we may consider additional or alternative third-party manufacturing and logistics providers or suppliers. Such mitigation efforts may result in cost increases and any attempts to offset such increases with price increases may result in reduced sales, increased customer dissatisfaction, or otherwise harm our reputation. Further, if we were to elect to transition or add manufacturing or logistics providers or suppliers, it may result in temporary or additional delays in product delivery or risks related to consistent product quality or reliability. This in turn may limit our ability to fulfill customer orders and we may be unable to satisfy all of the demand for our products. We may in the future also purchase components further in advance, which in return can result in less capital being allocated to other activities such as marketing and other business needs. We cannot quantify the impact of such disruptions at this time or predict the impact of any mitigation efforts we may take in response to supply chain disruptions on our business, financial condition, and results of operations.

In addition, customer demand for our products may be impacted by weak economic conditions, inflation, weak growth, recession, equity market volatility, or other negative economic factors in the United States or other nations. The United States has recently experienced historically high levels of inflation. If the inflation rate continues to increase, it will likely affect our expenses, including, but not limited to, employee compensation expenses, increased manufacturing and supplier costs, and increasing market prices of certain components, parts, supplies, and commodity raw materials, which are incorporated into our products or used by our suppliers to manufacture our products. These components, parts, supplies, and commodities may from time to time become restricted, or general market factors and conditions may affect pricing of such components, parts, supplies and commodities, such as inflation or supply chain constraints. Given our limited operating history, we cannot predict how ongoing or increasing recessionary or inflationary pressures may impact our business, financial condition, and results of operations in the future.

Corporate Information

We were incorporated in Delaware on May 8, 2017. Our principal executive offices are located at 1005 Congress Avenue, Suite 925, Austin, Texas 78701 and our phone number is (512) 885-0035. Our principal website is interactivestrength.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or the registration statement of which it forms a part. The inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase the securities offered hereby.

Recent Developments

Reverse Stock Split

On June 26, 2025, the Company, filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s common stock, $0.0001 par value per share, at a rate of 1-for-10 (the “Reverse Stock Split”), effective on June 26, 2025.

The Reverse Stock Split decreased the number of shares of Common Stock issued and outstanding from 14,091,197 shares to 1,409,047 shares. Accordingly, each holder of Common Stock now owns fewer shares of Common Stock as a result of the Reverse Stock Split. However, the Reverse Stock Split affected all holders of Common Stock uniformly and did not affect any stockholder’s percentage ownership interest in the Company. Therefore, voting rights and other rights and preferences of the holders of Common Stock were not affected by the Reverse Stock Split. Common stock issued pursuant to the Reverse Stock Split remains fully paid and nonassessable, without any change in the par value per share. Pursuant to the Charter Amendment, no fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares received cash for each fraction of a share they hold.

The Common Stock began trading on a Reverse Stock Split-adjusted basis on The Nasdaq Capital Market on June 27, 2025. The trading symbol for Common Stock remains “TRNR.” The new CUSIP number for Common Stock following the Reverse Stock Split is 45840Y401.

Our periodic and current reports that are incorporated by reference, and all other documents that were filed prior to June 27, 2025, do not give effect to the Reverse Stock Split. The following selected “previously reported” information has been derived from our audited financial statements included in our Annual Report on Form 10-K and

Form 10-K/A for the year ended December 31, 2024, filed with the SEC on March 31, 2025 and April 30, 2025, and our unaudited financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 19, 2025. The “post Reverse Split” information below recasts the “previously reported” share and per share information to reflect the June 26, 2025 1 for 10 Reverse Stock Split, discussed elsewhere in the registration statement.

	Twelve Months Ended December 31,		Three Months Ended March 31,
	2024	2023	2025	2024

Weighted average common stock outstanding—basic and diluted - previously reported	213,945	3,092	3,804,106	4,249
Weighted average common stock outstanding—basic and diluted - post Reverse Split	21,395	309	380,411	425
Net loss per share - basic and diluted - previously reported	$(163.28)	$(16,614.85)	$(1.74)	$(2,681.82)
Net loss per share - basic and diluted - post Reverse Split	$(1,632.85)	$(166,148.47)	$(17.36)	$(26,818.17)

	As of December 31,	As of December 31,	As of March 31,
	2024	2023	2025

Common stock issued and outstanding- previously reported	1,402,102	3,548	7,953,570
Common stock issued and outstanding - post Reverse Split	140,210	355	795,357

THE OFFERING

This prospectus relates to the offer and sale from time to time of 12,978,869 shares of Common Stock by the Selling Stockholders consisting of (i) 7,343,179 shares of Common Stock issuable pursuant to the Notes issued by the Company and the Treasury Subsidiary on June 13, 2025 in the aggregate principal amount of $55,555,555 (based on 1.25 times the quotient of the conversion amount of $55,555,555 ($33,333,333 as to the Note held by one Selling Stockholder and $22,222,222 as to the Note held by one Selling Stockholder) and the conversion price of $9.457), (ii) 2,407,704 shares of Common Stock issuable pursuant to senior secured convertible notes issued by the Company in the aggregate principal amount of $3,000,000 (with each of the three (3) senior secured convertible notes having a principal amount of $1,000,000 and having an underlying share amount of 802,568 shares of Common Stock) (based on the principal amount and the floor price of $1.246), (iii) 370,844 shares of Common Stock issuable pursuant to senior secured convertible notes issued by the Company in the principal amount of $290,000 (based on the principal amount. and the conversion price of $0.782), and (iv) 2,857,142 shares of Common Stock issuable pursuant to senior secured convertible notes issued by the Company in the aggregate principal amount of $2,000,000 (with each of the two (2) senior secured convertible notes having a principal amount of $1,000,000 and having an underlying share amount of 1,428,571 shares of Common Stock) (based on the principal amount and the floor price of $0.70).

Common Stock offered by the Selling Stockholders:	12,978,869 shares of Common Stock.

Common Stock outstanding prior to this offering (1)	2,079,513 shares of Common Stock.

Common stock to be outstanding after the offering (1)	15,058,382 shares of Common Stock.

Use of proceeds

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the Shares for the Selling Stockholders.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15 before deciding to invest in our securities.

Trading symbol	Our Common Stock is currently listed on the Nasdaq Capital Market under the trading symbol “TRNR”.

(1)The number of shares of Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 2,079,513 shares outstanding as of September 19, 2025 and excludes:

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80 shares of Common Stock issuable upon the exercise of stock options outstanding as of September 19, 2025, at a weighted average exercise price of $101,600.80 per share;
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7,011 shares of Common Stock reserved for future issuance under our 2023 Stock Incentive Plan (the “2023 Plan”) as of September 19, 2025, as well as automatic increases in the number of shares of Common Stock reserved for future issuance pursuant to this plan, plus (x) any shares of Common Stock underlying outstanding awards under the 2020 Equity Incentive Plan (the “2020 Plan”) that are subsequently forfeited or terminated before being exercised or becoming vested, not issued because an award is settled in cash, or withheld or reacquired to satisfy the applicable exercise, or purchase price, or a tax withholding obligation, and (y) the number of shares of Common Stock which, but for the termination of the 2020 Plan immediately prior to the effective date of the 2023 Plan, were reserved and available for issuance under the 2020 Plan but not at such time issued or subject to outstanding awards under the 2020 Plan;

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1,414 shares of Common Stock reserved for issuance under our Employee Stock Purchase Plan (the “ESPP”), as well as any automatic increases in the number of shares of Common Stock reserved for future issuance pursuant to this plan;
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1,291,211 shares of Common Stock issuable upon exercise of warrants outstanding as of September 19, 2025, at a weighted average exercise price of $23.31 per share; and
•
1,337,483 shares of Common Stock reserved for issuance pursuant to the conversion of preferred stock outstanding as of September 19, 2025.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors described below and those risks incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Company

Investing in and holding FET tokens involves significant risks, many of which are inherent to cryptocurrency and decentralized AI technologies.

Investing in and holding FET tokens involves significant risks, many of which are inherent to cryptocurrency and decentralized AI technologies, including the following:

Extreme Volatility and Price Fluctuations: The price of FET tokens is highly volatile and has experienced significant fluctuations in the past. This volatility is influenced by factors such as overall cryptocurrency market trends, regulatory developments, technological advancements within the AI and blockchain sectors, and specific developments within the Artificial Superintelligence Alliance ecosystem. There is no assurance that the value of FET tokens will increase, and their value could decline significantly or become worthless.

Regulatory Uncertainty: The regulatory landscape for cryptocurrencies and digital assets, including utility tokens like FET, is still evolving and varies significantly across jurisdictions. New regulations or governmental actions in the United States or other countries could adversely affect the legality, market price, or liquidity of FET tokens, potentially leading to a prohibition on their use or ownership.

Competition and Market Adoption: The decentralized AI and blockchain sectors are highly competitive. The success and value of FET tokens depend on the widespread adoption and utilization of the Fetch.ai platform and its AI agents. Competition from other projects or technologies could limit the growth and utility of the FET ecosystem.

Technology Risks and Security Vulnerabilities: The Fetch.ai platform relies on complex blockchain and AI technologies, which may contain undiscovered bugs, vulnerabilities, or errors. Exploits of such vulnerabilities could lead to loss of FET tokens, disruption of the network, or other adverse effects. The underlying smart contracts and blockchain infrastructure are also subject to security risks, including hacking, cyberattacks, and consensus attacks.

Limited Liquidity and Market Manipulation: While FET tokens are traded on various exchanges, there may be periods of limited liquidity, making it difficult to buy or sell large quantities without significantly impacting the price. Furthermore, the cryptocurrency market is susceptible to manipulation, including "pump and dump" schemes and other illicit activities, which could artificially inflate or deflate the price of FET tokens.

Dependence on Key Personnel and Community Support: The development and ongoing success of the Artificial Superintelligence Alliance ecosystem are heavily reliant on its core development team, community engagement, and strategic partnerships. The departure of key personnel or a decline in community support could negatively impact the project's progress and the value of FET tokens.

Loss of Private Keys and Custody Risks: The security of FET tokens depends on the owner's ability to securely manage their private keys. If private keys are lost, stolen, or compromised, the FET tokens associated with those keys may be irrevocably lost. Custody arrangements, while designed to be secure, are not without risk, and any failure in our custody provider's systems could result in a loss of our FET holdings.

Uncertainty of Future Development and Utility: While Fetch.ai has outlined various use cases for FET, the actualization and broad adoption of these functionalities are subject to numerous uncertainties, including technological hurdles, market acceptance, and the ability to attract developers and users to the ecosystem. If the envisioned utility does not materialize as expected, the value of FET tokens could suffer.

Our treasury strategy exposes us to various risks associated with the digital asset market.

Our treasury strategy exposes us to various risks associated with the digital asset market, including the following:

Digital Asset Market Risk: Our treasury strategy is highly exposed to the inherent volatility and speculative nature of the digital asset market. The value of FET tokens, and by extension, our treasury, can fluctuate wildly and rapidly due to various factors, including market sentiment, technological developments, regulatory changes, macroeconomic conditions, and unexpected events. We may incur significant losses if the market price of FET tokens declines, which could materially and adversely impact our financial condition and operating results.

Concentration Risk in FET: Our treasury strategy currently involves significant concentration in a single digital asset, FET. While we believe in the long-term potential of Fetch.ai, this concentration amplifies the impact of any adverse developments specific to the FET token or the Fetch.ai ecosystem. A decline in the perceived value, utility, or adoption of FET could have a disproportionately negative effect on our treasury.

Custody Risk: Although we utilize a reputable institutional custodian, BitGo, there is always a risk that our digital assets could be lost, stolen, or become inaccessible due to a security breach, operational failure, or other unforeseen events at the custodian. While insurance may provide some coverage, it may not cover all potential losses.

Regulatory Scrutiny and Future Restrictions: Governments and regulatory bodies worldwide are increasingly scrutinizing digital asset activities. Our treasury strategy could be adversely affected by new laws, regulations, or interpretations that restrict or prohibit the holding, trading, or use of digital assets, including FET. Such regulatory changes could render our holdings illiquid or subject to significant restrictions, potentially impairing our ability to realize value from our investment.

Accounting and Tax Complexity: The accounting treatment and tax implications of holding digital assets as treasury reserves are complex and subject to evolving guidance. Changes in accounting standards or tax laws could require us to revalue our digital asset holdings or incur significant tax liabilities, which could adversely affect our financial statements and profitability.

Reputational Risk: Negative public perception or unforeseen events related to the broader cryptocurrency industry or specific to Fetch.ai could damage our reputation and adversely affect our business and stock price.

Our issuance of convertible debt exposes us to various risks on dilution of our existing stockholders, downward pressure on stock price, impact on future financing and investor confidence.

Our issuance of convertible debt exposes us to various risks, including the following:

Dilution Risk to Existing Shareholders: Our issuance of convertible debt, which may be converted into shares of our common stock, poses a significant risk of dilution to our existing shareholders. Upon conversion, new shares will be issued, increasing the total number of outstanding shares and potentially decreasing the voting power of current shareholders. The extent of dilution will depend on the conversion price and the amount of debt converted.

Downward Pressure on Stock Price: The potential for future dilution from the conversion of debt can create downward pressure on our stock price. Investors may anticipate the increased supply of shares, leading to a negative impact on market valuation.

Impact on Future Financing: The existence of convertible debt on our balance sheet, and the potential for future dilution, may make it more difficult or expensive for us to raise additional capital through equity or debt offerings in the future. Potential investors may be wary of the existing conversion rights or the perceived debt burden.

Market Perception and Investor Confidence: The market's perception of our financial health and growth prospects can be influenced by our capital structure, including the amount and terms of our convertible debt. Negative perceptions could impact investor confidence and our stock valuation.

Our FET token holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the crypto markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our FET tokens at favorable prices or at all. Further, FET tokens which we hold with our custodians does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. If we are unable to sell our FET tokens, enter into additional capital raising transactions using FET tokens as collateral, or otherwise generate funds using our FET token holdings, or if we are forced to sell our FET tokens at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the manner in which our FET tokens are custodied generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. Consequently, our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our FET token holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding FET tokens.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our FET tokens, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our FET tokens and our financial condition and results of operations could be materially adversely affected.

All of the FET tokens we own is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our FET tokens. FET tokens and other blockchain-based cryptocurrencies and the entities that provide services to participants in the FET ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

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a partial or total loss of our FET tokens in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our FET tokens;
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harm to our reputation and brand;
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improper disclosure of data and violations of applicable data privacy and other laws; or
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significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader FET ecosystem or in the use of the FET network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to FET, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the FET industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the Shares for the Selling Stockholders.

THE SENIOR SECURED CONVERTIBLE EXCHANGEABLE NOTES OFFERING

On June 10, 2025, the Company and the Treasury Subsidiary entered into that certain securities purchase agreement (the “Treasury Purchase Agreement”) with the purchasers named therein (the “Purchasers”).

Pursuant to the Treasury Purchase Agreement, the Company and the Treasury Subsidiary agreed to sell, and the Purchasers agreed to purchase, for $50 million (the “Initial Purchase Price”), the Notes, in the aggregate principal amount of $55,555,555, with such Notes being both (a) convertible into shares of Common Stock at a conversion price of $9.457 (subject to adjustments as provided in the Notes) and (b) exchangeable into FET.

In addition, pursuant to the Treasury Purchase Agreement, each Purchaser, severally, has the right to require the Company and the Treasury Subsidiary to issue additional senior secured convertible exchangeable notes, up to an aggregate principal amount of an additional $444,444,445 (the “Additional Notes”).

The closing of the issuance of the Notes occurred on June 13, 2025.

The transaction pursuant to which the Company and the Treasury Subsidiary entered into the Treasury Purchase Agreement and issued the Notes and may issue the Additional Notes is referred to herein as the “FET Transaction.”

Pursuant to the Treasury Purchase Agreement, the Company will use ninety-four and one-half percent (94.5%) of the Initial Purchase Price, or approximately $47.25 million, to purchase FET for the benefit of the Treasury Subsidiary. The remaining five and one-half percent (5.5%) of the Initial Purchase Price will be used by the Company to pay transaction expenses and for working capital.

The Company used approximately $47.25 million to purchase further FET for the benefit of the Treasury Subsidiary.

The Notes carry an original issue discount of ten percent (10%) (the “OID”) and accrue interest at a rate of twelve percent (12%) per annum, subject to adjustment from time to time as set forth in the Notes (the “Interest Rate”). The maturity date of the Notes (or Additional Notes, if any) is the eighteen (18) month anniversary of the issuance date (the “Maturity Date”).

Starting on the six-month anniversary of the issuance of each Note (or Additional Notes, if any), ninety percent (90%) of the outstanding and unpaid original principal is exchangeable into FET subject to a limitation of ninety-five percent (95%) of the FET the Company acquired and an exchange price of one hundred twenty percent (120%) of the weighted average purchase price of the FET acquired in connection with the proceeds of the closing in which the Note being exchanged was issued. No subsequently issued Additional Note is exchangeable until all previously issued Notes or Additional Notes are no longer outstanding.

In connection with the FET Transaction, the Company entered into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to file an initial registration statement (the “Registration Statement”) covering the resale of one hundred twenty five percent (125%) of the conversion shares issuable pursuant to the possibly issuable Additional Notes (a principal amount of $500 million) with the SEC within 30 calendar days after the closing of the Notes, and to use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof, but in any event no later than 90 calendar days after the closing of the Notes (the “Effectiveness Date”); provided, however, that in the event the Company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review, the Effectiveness Date will be the second trading day following the date on which the Company is so notified if such date precedes the dates otherwise required above. Under certain circumstances, if the Company fails to meet its obligations under the Registration Rights Agreement, it may require the Company to pay two percent (2%) of the Purchasers’ original principal amount in cash. The registration statement of which this prospectus forms a part is being filed pursuant to the Registration Rights Agreement. This registration statement is being filed to register the 7,343,179 shares of Common Stock pursuant to the Initial Note, and additional shares of Common Stock pursuant to the Purchase Agreement, as further described below in “The Convertible Note Financing” and does not purport to register the shares of Common Stock underlying any Additional Notes.

In connection with the FET Transaction, the Treasury Subsidiary entered into a security and pledge agreement with a collateral agent for the Purchasers (the “Security and Pledge Agreement”). The Company acknowledged the Treasury Subsidiary’s entrance into the Security and Pledge Agreement. Pursuant to the Security and Pledge Agreement, the obligations under the transaction documents of the FET Transaction is secured by a lien on all of the Treasury Subsidiary’s present and future tangible and intangible property and assets, which currently solely consists of FET held on behalf of Treasury Subsidiary by a custodian and which such custodian accounts are subject to custodian control agreements for the benefit of the Purchasers.

In connection with the FET Transaction, the Company and the Treasury Subsidiary entered into a backstop agreement (the “Backstop Agreement”) with an entity affiliated with Fetch.AI Limited (“Fetch”) whereby Fetch has agreed to contribute FET (the “Contributed FET”) to custodian accounts subject to custodian control agreements for the benefit of the Purchasers. The Contributed FET will be collaterally assigned to the collateral agent identified in the Security and Pledge Agreement and will have a value equal to the backstop amount calculated in accordance with the Backstop Agreement. As of the initial closing date, the backstop amount will be equal to $47.25 million and such amount will be reduced by, among other actions, the conversion of the Notes (and Additional Notes, if any) into shares of Common Stock and / or the exchange of the Notes (and Additional Notes, if any) into FET.

Fetch and the Company, in connection with the FET Transaction, entered into a technology services agreement pursuant to which the Company may use FET to purchase access to Fetch’s platform and services (and the AI agents hosted on Fetch’s platform for the Company’s use) and that the Company may resell to individuals authorized by the Company to access or use the platform under the Company’s account, including the Company’s employees, contractors, or end customers who interact with the AI agents.

THE CONVERTIBLE NOTE FINANCING

As previously disclosed, on January 28, 2025, the Company entered into the Purchase Agreement with an accredited investor (the “Investor”). Pursuant to the Purchase Agreement, among other securities sold as disclosed in the Current Report on Form 8-K filed on February 3, 2025, as amended by the Current Report on Form 8-K/A filed on March 7, 2025, the Company sold and the Investor has agreed to purchase, Class A incremental warrants (the “Class A Incremental Warrants”) to purchase senior secured convertible notes (the “Class A Incremental Notes”) in the aggregate principal amount of $13,000,000 and warrants (the “Class A Incremental Common Warrants”) to purchase an aggregate of 269,710 (giving effect to the June 27, 2025 1-for-10 reverse stock split (the “Reverse Split”)) shares of Common Stock.

On March 11, 2025, the Investor elected to exercise the Class A Incremental Warrants (the “March 11 Warrant Exercise”) to purchase the Class A Incremental Notes for an aggregate principal amount of $4,000,000 and, as a result, was issued the Class A Incremental Common Warrants to purchase an aggregate of 82,988 shares of Common Stock (giving effect to the Reverse Split).

On July 25, 2025, the Investor elected to exercise Class A Incremental Warrants (the “July 25 Warrant Exercise”) to purchase Class A Incremental Notes for an aggregate principal amount of $3,000,000 (the “July 2025 Note”) and, as a result, was issued Class A Incremental Common Warrants to purchase an aggregate of 304,428 shares of Common Stock.

On August 26, 2025, the Investor elected to exercise Class A Incremental Warrants (the “August 26 Warrant Exercise”) to purchase Class A Incremental Notes for an aggregate principal amount of $290,000 (the “August 2025 Note,” and, together with the July 2025 Note, the “Original Notes”) and, as a result, was issued Class A Incremental Common Warrants to purchase an aggregate 31,061 shares of Common Stock.

On September 18, 2025, the Company and the Investor entered into the Global Note Amendment Agreement (the “Global Amendment”) to amend and restate the Original Notes in the form of the Amended and Restated Senior Secured Convertible Note (the “A&R Note”). In addition, pursuant to the Global Amendment, the Company and the Investor agreed to amend the Class A Incremental Warrants (of which $5,710,000 in principal remained outstanding) to replace the current form of senior secured convertible notes that can be purchased thereunder with a form of note having the same terms as the A&R Note, other than the maturity date and the conversion price, as further detailed below.

On September 18, 2025, the Investor elected to exercise Class A Incremental Warrants (the “September 18 Warrant Exercise”) to purchase Class A Incremental Notes for an aggregate principal amount of $2,000,000 and, as a result, was issued Class A Incremental Common Warrants to purchase an aggregate 285,714 shares of Common Stock.

This registration statement is being filed to register the shares of Common Stock underlying the Class A Incremental Notes in connection with the July 25 Warrant Exercise, August 26 Warrant Exercise and the September 18 Warrant Exercise.

Description of the Class A Incremental Notes

The Class A Incremental Notes carry an original issue discount of 10.0% and accrues interest at a rate of 12% per annum, subject to adjustment from time to time as set forth in the Class A Incremental Notes.

The maturity date of the Class A Incremental Notes issued pursuant to the July 25 Warrant Exercise is July 25, 2028.

The maturity date of the Class A Incremental Notes issued pursuant to the August 26 Warrant Exercise is August 26, 2028.

The maturity date of the Class A Incremental Notes issued pursuant to the September 18 Warrant Exercise is September 18, 2026.

The Class A Incremental Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to (x) 110% of the sum of (i) the portion of the principal amount of the Class A Incremental Note to be converted or redeemed, (ii) accrued and unpaid Interest with respect to such principal amount of the Class A Incremental Note, (iii) the Make-Whole Amount (as defined in the Class A Incremental Note), (iv) accrued and unpaid Late Charges (as defined in the Class A Incremental Note) with respect to such principal amount of the Note, Make-Whole Amount and Interest, and (v) any other unpaid amounts pursuant to the transaction documents, if any, divided by (y) a conversion price of $5.42, $5.135, $3.85 per share for the July 25 Warrant Exercise, August 26 Warrant Exercise and the September 18 Warrant Exercise, respectively, subject to adjustment as provided in the Class A Incremental Notes.

Description of the Class A Incremental Common Warrants

The Class A Incremental Common Warrants issued pursuant to the July 25 Warrant Exercise are exercisable for shares of Common Stock at a price of $12.46 per share and may be exercised during the period commencing July 25, 2025 and ending July 25, 2032.

The Class A Incremental Common Warrants issued pursuant to the August 26 Warrant Exercise are exercisable for shares of Common Stock at a price of $7.89 per share and may be exercised during the period commencing August 26, 2025 and ending August 26, 2032.

The Class A Incremental Common Warrants issued pursuant to the September 18 Warrant Exercise are exercisable for shares of Common Stock at a price of $5.916 per share and may be exercised during the period commencing September 18, 2025 and ending September 18, 2032.

Woodway Note Exchange Agreement

As previously disclosed, pursuant to that certain Note Sale and Assignment Agreement dated as of March 3, 2025 (the “Note Purchase Agreement”), by and among TR Opportunities II LLC, a Delaware limited liability company (the “Note Holder”), Woodway USA, Inc., a Wisconsin corporation (“Woodway”) and the Company, the Note Holder purchased from Woodway a senior secured convertible promissory note in an original principal amount of $3,100,000 (the “Woodway Note”).

As previously disclosed, pursuant to the Purchase Agreement, the Company issued to the Investor, among other securities, Class B Incremental Warrants to acquire Incremental Notes (as defined in the Purchase Agreement).

On September 26, 2025, the Company entered into that certain exchange agreement (the “Exchange Agreement”) with the Investor and the Note Holder, pursuant to which the Note Holder and the Company exchanged the Woodway Note for an Incremental Note in an aggregate principal amount of $2,174,866.67 (the “Exchange”). In connection with the Exchange, the Investor agreed to cancel Class B Incremental Warrants to acquire Incremental Notes in an aggregate principal amount of $2,174,866.67.

SELLING STOCKHOLDERS

We are registering the shares of our Common Stock issuable upon conversion of the Notes in order to permit the Selling Stockholders to offer the Shares for resale from time to time. For additional information regarding the issuance of the Notes and the Class A Incremental Notes, see “The Senior Secured Convertible Exchangeable Notes Offering” and “The Convertible Note Financing” above.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations thereunder) of the Shares of our Common Stock by the Selling Stockholders.

The second column lists the number of shares of our Common Stock beneficially owned by each the Selling Stockholder based on their respective ownership of shares of our Common Stock as of September 19, 2025.

The third column lists the shares of our Common Stock being offered by this prospectus by each Selling Stockholder and does not take into account any limitations on conversion of the Notes or the exercise of the Class A Incremental Notes set forth therein.

The fourth columns lists the number of shares of our Common Stock beneficially owned by each Selling Stockholder and their percentage ownership after the offering assuming the sale of all of the Shares offered by each Selling Stockholder pursuant to this prospectus.

Under the terms of the Notes and the Class A Incremental Notes, a Selling Stockholder may not convert the Notes or exercise the Class A Incremental Notes to the extent such conversion would cause such Selling Stockholder, together with any other person with which the Selling Stockholder is considered to be part of a group under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or 16 of the Exchange Act, to beneficially own a number of shares of Common Stock which exceeds 4.99% (or, for the Class A Incremental Notes, at the option of the Investor, 9.99%)(the “Maximum Percentage”) of the equity interests of a class that is registered under the Exchange Act that is outstanding at such time.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholders as of September 19, 2025, except as otherwise noted below. The Selling Stockholders may sell all or some of the shares of Common Stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our Common Stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (5)			Maximum Number of Shares of Common Stock Being Sold(6)	Number of Shares of Common Stock Owned After Offering(1) (5)
Name of Selling Stockholder	Number		Percent		Number	Percent
DWF Ventures Ltd (2)	109,217		4.99%	4,405,907	0	0%

TR Opportunities III LLC (3)	109,217	(4)	4.99%	2,937,272	0	0%

TR Opportunities I LLC (7)	109,217	(4)	4.99%	5,635,690	0	0%

(1)

Represents the amount of shares of Common Stock that will be held by the Selling Stockholders after completion of this offering based on the assumptions that (a) all common stock underlying the Notes and the Class A Incremental Notes registered for sale by the registration statement of which this prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by the Selling Stockholders prior to completion of this offering. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(2)

Andrei Grachev, the managing director and controlling shareholder of DWF Ventures Ltd, a Selling Shareholder, has sole voting and investment power over the securities held by the Selling Stockholder, and each disclaim any beneficial ownership of the Company’s securities reported herein. The address of DWF Ventures Ltd is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(3)

TR Opportunities III LLC (the “Selling Stockholder”), is wholly-owned by ATW Master Fund V LP, (the "Fund"). Antonio Ruiz-Gimenez and Kerry Propper are the managing members (the "Managing Members") of the Fund's investment manager, ATW Partners Opportunities Management LLC (the "Adviser"). The Fund, Adviser and the Managing Members may be deemed to have shared voting and dispositive power over the common stock and each disclaim beneficial ownership of the shares held by the Selling Stockholder. The address of the Selling Stockholder is 1 Pennsylvania Plaza, Suite 4810, New York, NY 10119.

(4)

This column lists the number of shares of our common stock beneficially owned by each of TR Opportunities III LLC (the “Selling Stockholder 1”), TR Opportunities I LLC (“Selling Stockholder 2”) and TR Opportunities II LLC (“Affiliate”) (collectively, the “Funds”) which entities are under common control, as of September 19, 2025 after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, as of September 19, 2025, the Funds would beneficially own an aggregate number of 31,144,336 shares of our Common Stock, consisting of (A) 2,937,272 shares of our Common Stock beneficially owned by Selling Stockholder 1 underlying the Notes, all of which shares are being registered under this prospectus; (B) 25,110,969 shares of our Common Stock beneficially owned by Selling Stockholder 2, consisting of (i) 48,977 shares of our Common Stock underlying certain Warrants to Purchase Common Stock acquired by Selling Stockholder 2 on January 28, 2025, none of which shares are being registered under this prospectus; (ii) 82,988 shares of our Common Stock underlying certain Warrants to Purchase Common Stock acquired by Selling Stockholder 2 on March 11, 2025, none of which shares are being registered under this prospectus; (iii) 33,400 shares of our Common Stock previously acquired by Selling Stockholder 2, none of which shares are being registered by this prospectus; (iv) 2,484,133 shares of Common Stock underlying certain Senior Secured Convertible Notes, assuming the Incremental Warrant A acquired by Selling Stockholder 2 on January 28, 2025 has been fully exercised, none of which shares are being registered under this prospectus; (v) 5,520,295 shares of Common Stock underlying certain Senior Secured Convertible Notes, assuming the Incremental Warrant B acquired by Selling Stockholder 2 on January 28, 2025 has been fully exercised, none of which shares are being registered under this prospectus; (vi) 6,411,429 shares of our Common Stock beneficially owned by Selling Stockholder 2, consisting of shares of our Common Stock underlying that certain Senior Secured Convertible Promissory Note acquired by Selling Stockholder 2 on July 25, 2025, all of which shares are being registered under this prospectus (vii) 619,771 shares of our Common Stock beneficially owned by Selling Stockholder 2, consisting of shares of our Common Stock underlying that certain Senior Secured Convertible Promissory Note acquired by Selling Stockholder 2 on August 26, 2025, all of which shares are being registered under this prospectus; and (viii) 4,274,286 shares of our Common Stock beneficially owned by Selling Stockholder 2, consisting of shares of our Common Stock underlying that certain Senior Secured Convertible Promissory Note acquired by Selling Stockholder 2 on September 18, 2025, all of which shares are being registered under this prospectus and (ix) 5,635,690 shares of our Common Stock beneficially owned by Selling Stockholder 2 underlying the Notes, all of which shares are being registered under this prospectus; and (C) 3,096,095 shares of our Common Stock beneficially owned by Affiliate, consisting of shares of our Common Stock underlying that certain Senior Secured Convertible Promissory Note acquired by Affiliate on February 18, 2025, none of which shares are being registered under this prospectus.

(5)

Applicable percentage ownership is based on 2,079,513 shares of our Common Stock outstanding as of September 19, 2025, and based on 15,058,382 shares of our Common Stock outstanding after the offering.

(6)

For the purposes of the calculations of Common Stock to be sold pursuant to the prospectus we are assuming (a) an event of default under the Notes has not occurred, (b) the Notes are each converted in full at an conversion price of $9.4570 without regard to any limitations set forth in the Notes, and (c) interest on the notes has not accrued as of the date of this prospectus.

(7)

TR Opportunities I LLC is wholly-owned by TR SPV XXIII LLC. Kerry Propper and Antonio Ruiz-Gimenez, each a managing member of ATW Partners Opportunities Fund II GP LLC, as the manager of TR Opportunities I LLC, has voting and investment power over the securities held by the Selling Stockholder, and each disclaim any beneficial ownership of the Company’s securities reported herein. The address of the TR Opportunities I LLC is 1 Pennsylvania Plaza, Suite 4810 New York, NY 10119.

PLAN OF DISTRIBUTION

We are registering the shares of our Common Stock issuable upon conversion of the Notes and exercise of the Class A Incremental Notes (the "Shares") to permit the resale of these shares of Common Stock by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Stockholders may sell all or a portion of the Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•
in the over-the-counter market;
•
in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•
through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
short sales made after the date the Registration Statement is declared effective by the SEC;
•
broker-dealers may agree with a Selling Stockholder to sell a specified number of such Shares at a stipulated price per share;
•
a combination of any such methods of sale; and
•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the Shares by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell Shares short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Notes, the Class A Incremental Notes or Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the Shares registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $0.04 million in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common and preferred stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, and of the Delaware General Corporation Law (“DGCL”). This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, as well as the relevant provisions of the DGCL. Unless otherwise indicated, all share numbers and per share totals have been adjusted to reflect the two reverse stock splits effected in 2024 and the 1 for 10 reverse stock split effected on June 27, 2025.

General

Our authorized capital stock consists of 900,000,000 shares of Common Stock and 200,000,000 shares of preferred stock, $0.0001 par value per share. All of our outstanding shares of Common Stock are fully paid and nonassessable.

In January 2024, the Company’s Board of Directors (the “Board”) authorized the proposed issuance of shares of non-voting Series A and Series B convertible preferred stock. The Series A Convertible Preferred Stock Certificate of Designation, as amended (the “Series A Certificate”), designated 10,000,000 shares of the Company’s preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The Series B Convertible Preferred Stock Certificate of Designation (the “Series B Certificate”) designated 1,500,000 shares of the Company’s preferred stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”). In September 2024, the Board authorized the proposed issuance of shares of non-voting Series C convertible preferred stock. The Series A Convertible Preferred Stock Certificate of Designation (the “Series C Certificate”) designated 5,000,000 shares of the Company’s preferred stock as Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The remaining unissued shares of our authorized preferred stock are undesignated. On April 18, 2024, the Series A Certificate was amended increasing designated shares from 5,000,000 to 7,000,000. On June 28, 2024 the Series A Certificate was amended increasing designated shares from 7,000,000 to 10,000,000. In June 2025, the Board authorized the proposed issuance of shares of non-voting Series LTI convertible preferred stock. The Series LTI Convertible Preferred Stock Certificate of Designation (the “Series LTI Certificate”) designated 5,000,000 shares of the Company’s preferred stock as Series LTI Convertible Preferred Stock (the “Series LTI Preferred Stock”). In June 2025, the Board of Directors of the Company approved the Certificate of Designations of Series E Convertible Preferred Stock. The Series E Certificate designated 1,300,000 shares of the Company’s authorized preferred stock as Series E Convertible Preferred Stock.

As of September 19, 2025, there were 2,079,513 shares of Common Stock issued and outstanding held by approximately 20 holders of record.

As of September 19, 2025, there were 4,799,867 shares of Series A Preferred Stock outstanding held by 11 holders.

As of September 19, 2025, there were 408,775 shares of Series B Preferred Stock outstanding held by 37 holders.

As of September 19, 2025, there were 1,405,887 shares of Series C Preferred Stock outstanding held by 1 holder.

As of September 19, 2025, there were 1,250,000 shares of Series LTI Preferred Stock outstanding held by 7 holders.

As of September 19, 2025, there were 1,300,000 shares of Series E Preferred Stock outstanding held by 7 holders.

Voting

Our Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of the Common Stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board out of legally available funds.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of the Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

There are no preemptive, redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control that may otherwise benefit holders of the Common Stock and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock.

Series A Preferred Stock

The Series A Preferred Stock is subject to certain rights, preferences, privileges, and obligations, including voluntary and mandatory conversion provisions, as well as beneficial ownership restrictions and share issuance caps, as described below and as set forth in the Series A Certificate. The Series A Preferred Stock can be issued at any time and any subsequent mandatory or voluntary conversion into common stock shall be at a conversion price at least equal to or above the closing price per share of the Common Stock as reported on Nasdaq on the last trading day immediately preceding the date that the Series A Certificate was approved by our Board, subject to customary adjustments for stock splits and combinations.

As of September 19, 2025, the conversion price of the Series A Preferred Stock is $9.457.

The Series A Preferred Stock includes the following:

•
Subject to certain restrictions specified in the Series A Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, (i) each share of Series A Preferred Stock is convertible, at the option of the holder, at any time, provided that such conversion occurs at least 12 months following the Original Issuance Date (as defined in the Series A Certificate), into such whole number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price (as defined in the Series A Certificate) by the Conversion Price (as defined in the Series A Certificate) in effect at the time of conversion, and (ii) upon the earliest

Mandatory Conversion Time (as defined in the Series A Certificate) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of common stock;
•
In no event shall any share of Series A Preferred Stock convert into shares of common stock if the total number of shares of common stock issued would exceed 19.99% of the total number of our shares of common stock outstanding as of immediately prior to the adoption of the Series A Certificate;

•
Dividends accrue on each share of Series A Preferred Stock at the rate per annum of 8% of the Original Issue Price of such share, plus the amount of previously accrued dividends, compounded annually, subject to certain restrictions and provisions as set forth in the Series A Certificate; and
•
The Series A Preferred Stock does not have any voting rights, other than any vote required by law or our certificate of incorporation (which does not currently provide for any such voting rights).

Series B Preferred Stock

As of September 19, 2025, the conversion price of the Series B Preferred Stock is $32,827.00.

The Series B Preferred Stock includes the following:

•
Subject to certain restrictions specified in the Series B Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, (i) each share of Series B Preferred Stock is convertible, at the option of the holder, at any time, into such whole number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price (as defined in the Series B Certificate) by the Conversion Price (as defined in the Series B Certificate) in effect at the time of conversion.
•
The Series B Preferred Stock does not have any voting rights, other than any vote required by law or the Company’s certificate of incorporation (which does not currently provide for any such voting rights) and is not entitled to any dividends.

Series C Preferred Stock

As of September 19, 2025, the conversion price of the Series C Preferred Stock is $32.50.

The Series C Preferred Stock includes the following:

•
Subject to certain restrictions specified in the Series C Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, (i) each share of Series C Preferred Stock is convertible, at the option of the holder, at any time, provided that such conversion occurs at least 18 months following the Original Issuance Date (as defined in the Series C Certificate), into such whole number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price (as defined in the Series C Certificate) by the Conversion Price (as defined in the Series C Certificate) in effect at the time of conversion, and (ii) upon the earliest Mandatory Conversion Time (as defined in the Series C Certificate) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of common stock;
•
In the event that stockholder approval is not obtained, the holders of the Series C Preferred Stock may voluntarily convert the Series C Preferred Stock, provided that in no event shall the number of shares of Common Stock issued upon such voluntary conversion exceed 19.99% of the total number of shares of Common Stock outstanding as of immediately prior to the Effective Date (as defined in the Series C Certificate);
•
Dividends accrue on each share of Series C Preferred Stock at the rate per annum of 15% of the Original Issue Price of such share, plus the amount of previously accrued dividends, compounded annually, subject to certain restrictions and provisions as set forth in the Series C Certificate; and

•
The Series C Preferred Stock does not have any voting rights, other than any vote required by law or our certificate of incorporation (which does not currently provide for any such voting rights).

Series LTI Preferred Stock

As of September 19, 2025, the conversion price of the Series LTI Preferred Stock is $10.60.

The Series LTI Preferred Stock includes the following:

•
Subject to certain restrictions specified in the Series LTI Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, (i) each share of Series LTI Preferred Stock is convertible, at the option of the holder, at any time, after June 6, 2026 (as defined in the Series LTI Certificate), into such whole number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price (as defined in the Series LTI Certificate) by the Conversion Price (as defined in the Series LTI Certificate) in effect at the time of conversion;
•
If required by the applicable Nasdaq listing requirements, no holder of LTI Preferred Stock shall have the right to convert any shares of LTI Preferred Stock, without the consent of a majority of the total votes cast on a proposal with regard thereto voted on a duly called shareholder meeting with the necessary quorum of shareholders represented. If such stockholder approval is not obtained on or before June 6, 2026, the Company will redeem each share of the LTI Preferred Stock for cash at a redemption price equal to the Original Issue Price.
•
Dividends accrue on each share of Series LTI Preferred Stock at the rate per annum of 10% of the Original Issue Price of such share, plus the amount of previously accrued dividends, compounded annually, subject to certain restrictions and provisions as set forth in the Series LTI Certificate. Accruing dividends shall only be payable to an eligible holder of LTI Preferred Stock to the extent that such holder, on each dividend payment date, is still on the Board of Directors of the Company or, solely in the case of executives who are not members of the Board of Directors of the Company, only to the extent such holder, on each dividend payment date, has not resigned their position; and
•
The Series LTI Preferred Stock does not have any voting rights, other than any vote required by law or our certificate of incorporation (which does not currently provide for any such voting rights). The LTI Preferred Stock is only issuable to certain executive officers and non-executive directors of the Company.

Series E Preferred Stock

The Series E Preferred Stock includes the following:

•
Subject to certain restrictions specified in the Series E Certificate, and applicable legal and regulatory requirements, including without limitation, the listing requirements of the Nasdaq Stock Market, on June 15, 2026 (the “Mandatory Conversion Date”), all outstanding shares of Series E Preferred Stock shall automatically be converted into such whole number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price (as defined in the Series E Certificate) by the Conversion Price (as defined in the Series E Certificate).
•
Pursuant to the Series E Certificate, without stockholder approval at a meeting to take place before the Mandatory Conversion Date, no holder of Series E Preferred Stock shall have the right to convert any shares of Series E Preferred Stock, if (A) (i) such shares of Series E Preferred Stock were issued in connection with the Company’s acquisition of the stock or assets of another company (an “Acquisition”), and (ii) such conversion would result in the total number of shares of Common Stock issued in connection with such Acquisition (including any shares of Common Stock previously issued in connection with the Acquisition, whether in connection with a prior conversion of shares of Series E Preferred Stock or otherwise) exceeding the lesser of (i) 19.99% of the number of shares of Common Stock outstanding or

(ii) 19.99% of the voting power outstanding, before the closing date of the Acquisition (the “Nasdaq Percentage Limitation”); (B) the number of shares of Common Stock issued or to be issued is or will result in a change of control of the Company under the Nasdaq listing requirements; or (C) such conversion would otherwise require stockholder approval under the Nasdaq listing requirements, including Nasdaq Listing Rule 5635. If the requisite stockholder approval is not obtained, the number of shares of Series E Preferred Stock equal, upon conversion into shares of Common Stock, to the Nasdaq Percentage Limitation, shall, on the Mandatory Conversion Date, be automatically converted into such number of shares of Common Stock.
•
The Series E Preferred Stock does not have any voting rights other than those required by law or the Company’s Certificate of Incorporation, as amended.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Stock Options

As of September 19, 2025, there were 80 shares of common stock subject to outstanding options.

Warrants and Convertible Notes

As of September 19, 2025, there were 1,291,211 outstanding warrants.

Convertible Notes

February 2024 Convertible Notes

On February 1, 2024, the Company entered into a Senior Secured Convertible Promissory Note (the "February 2024 Convertible Note") with Treadway Holdings LLC, a lender, in the aggregate principal amount of $6.0 million, which is convertible into shares of Common Stock. The note accrues interest at a rate of 2.0% per month.

In November 2024, the Company and Treadway Holdings LLC entered into an Amended and Restated Senior Secured Convertible Promissory Note (the “Amended and Restated Note”) that amended and restated the February 2024 Convertible Note in its entirety.

On January 14, 2025, Treadway Holdings LLC sold the Amended and Restated Note to Woodway USA, Inc. (the “Purchaser”). On March 3, 2025, the Purchaser sold the Amended and Restated Note to TR Opportunities II LLC.

As of September 19, 2025, the maturity date of the Amended and Restated Note is January 30, 2026, the principal balance is $1.9 million, and the conversion price is $5.50.

June 2025 Senior Secured Convertible Exchangeable Notes

See the description of the Notes in the Section called “The Senior Secured Convertible Exchangeable Notes Offering.”

As of September 19, 2025, the principal balance of the Initial Note is $55.6 million and the conversion price is $9.457.

July 2025 Convertible Notes

On July 25, 2025, the Company sold a senior secured convertible note (the “July 2025 Convertible Notes”) in the aggregate principal amount of $3.0 million, which is convertible into shares of Common Stock. The July 2025 Convertible Notes carries an original issue discount of 10.0% and accrues interest at a rate of 12% per annum, subject to adjustment from time to time as set forth in the agreement with a maturity date of July 25, 2028.

As of September 19, 2025, the principal balance of the July 2025 Convertible Notes is $3.0 million and the conversion price is $5.42.

August 2025 Convertible Notes

On August 26, 2025, the Company sold a senior secured convertible note (the “August 2025 Convertible Notes”) in the aggregate principal amount of $0.3 million, which is convertible into shares of Common Stock. The August 2025 Convertible Notes carries an original issue discount of 10.0% and accrues interest at a rate of 12% per annum, subject to adjustment from time to time as set forth in the agreement with a maturity date of August 26, 2028.

As of September 19, 2025, the principal balance of the August 2025 Convertible Notes is $0.3 million and the conversion price is $5.135.

September 2025 Convertible Notes

On September 18, 2025, the Company sold a senior secured convertible note (the “September 2025 Convertible Notes”) in the aggregate principal amount of $2.0 million, which is convertible into shares of Common Stock. The September 2025 Convertible Notes carries an original issue discount of 10.0% and accrues interest at a rate of 12% per annum, subject to adjustment from time to time as set forth in the agreement with a maturity date of September 18, 2026.

As of September 19, 2025, the principal balance of the September 2025 Convertible Notes is $2.0 million and the conversion price is $3.85.

Certain Provisions of Our Certificate of Incorporation, Our Bylaws, and Delaware Law

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL (“Section 203”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
prior to the date of the transaction, the Board of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned (a) by persons who are directors and also officers, and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
upon or subsequent to the consummation of the transaction, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•
any merger or consolidation involving the corporation and the interested stockholder;
•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder;
•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by the majority of our Board, Chairperson of our Board or our Chief Executive Officer.

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board is divided into three classes with staggered three-year terms.

In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors constituting our Board will be permitted to be set only by a resolution adopted by a majority vote of the members of our Board then in office, and that our directors may be removed only for cause. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that vacancies occurring on our Board and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our Board, even though less than a quorum. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board is expressly authorized to adopt, amend, or repeal our bylaws, and require a 66 2/3% stockholder vote to amend our bylaws and certain provisions of our certificate of incorporation.

Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

The foregoing provisions will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Choice of Forum

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine (collectively, the “Delaware Forum Provision”). In addition, our amended and restated certificate of incorporation and our amended and restated bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”).

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of this provision is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in our Common Stock. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the Delaware Forum Provision does not designate the Court of Chancery as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in such instances.

Any person or entity purchasing or otherwise acquiring any interest in our capital stock shall be deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision described above. We have provided disclosure in our filings with the SEC regarding the exclusive forum provisions in our amended and restated certificate of incorporation and our amended and restated bylaws (including that they will not apply to actions brought under the Exchange Act). The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. See “Risk Factors -Our amended and restated certificate of incorporation and amended and restated bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and provides that federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain what they believe to be a favorable judicial forum for disputes with us or our directors, officers, or other employees.”

Listing

The Common Stock is listed on the Nasdaq Stock Market under the symbol “TRNR.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, Floor 23, New York, NY 10005 and the telephone number is (800) 937-5449.

LEGAL MATTERS

Lucosky Brookman LLP, Woodbridge, NJ will, on behalf of Interactive Strength Inc., pass upon certain legal matters relating to the issuance and sale of the securities offered hereby.

EXPERTS

The financial statements of Interactive Strength Inc. incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.

SEC registration fee		$9,521.35
Legal fees and expenses		35,000
Accounting fees and expenses		*
Total	$	*

Item 15. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•
transaction from which the director derives an improper personal benefit;
•
act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
unlawful payment of dividends or redemption or repurchase of shares; or
•
breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Under the Registrant’s amended and restated bylaws, expenses incurred by any director or officers in defending any such action, suit, or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant, as long as such undertaking remains required by the DGCL.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock repurchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Registrant has entered into indemnification agreements with each of its directors and officers that require the Registrant, among other things, to indemnify its directors and officers against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. Under these agreements, the Registrant is not required to provide indemnification for certain matters. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

There is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has entered into an insurance policy that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16. Exhibits

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index below.

Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith

4.1	Form of Secured Convertible Exchangeable Note	8-K	4.1	6/11/2025
5.1	Legal Opinion of Lucosky Brookman LLP				X
10.1	Securities Purchase Agreement, dated as of June 10, 2025, by and among Interactive Strength Inc., Interactive Strength Treasury LLC, and each of the investors listed on the Schedule of Buyers				X
10.2	Form of Registration Rights Agreement	8-K	10.2	6/11/2025
10.3	Form of Master Netting Agreement	8-K	10.3	6/11/2025
10.4	Form of Security and Pledge Agreement	8-K	10.4	6/11/2025
10.5	Form of Backstop Agreement	8-K	10.5	6/11/2025
10.6	Form of Class A Incremental Warrant	8-K	4.3	2/3/2025
10.7	Form of Class A Incremental Note	8-K	4.1	2/3/2025
10.8	Form of Class A Incremental Common Warrant	8-K/A	4.1	3/7/2025
10.9	Form of Amended and Restated Senior Secured Convertible Note	8-K	4.1	9/23/2025
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included in the signature page of this Registration Statement)	S-3	24.1	7/15/2025
107	Filing Fee Table				X

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)The undersigned Registrant hereby undertakes:

(1)That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on October 2, 2025.

Interactive Strength Inc.

By:	/s/ Trent A. Ward
Name:	Trent A. Ward
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Trent A. Ward	Chief Executive Officer and Director	October 2, 2025
Trent A. Ward	(Principal Executive Officer)

/s/ Michael J. Madigan	Chief Financial Officer	October 2, 2025
Michael J. Madigan	(Principal Financial and Accounting Officer)

*	Director	October 2, 2025
Kirsten Bartok Touw

*	Director	October 2, 2025
Aaron N. D. Weaver

*	Director	October 2, 2025
Deepak M. Mulchandani

*	Director	October 2, 2025
David Leis

*By:	/s/ Trent A. Ward
Trent A. Ward
Attorney-In-Fact